Exhibit 10.83

Certain information identified by “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

EXPLANATORY NOTE: The following form of Amended & Restated Limited Liability Company Operating Agreement is utilized for solar energy investments managed by 1867 Capital-1, LLC, a wholly owned subsidiary of Nelnet, Inc. The following parties with other relationships with Nelnet, Inc. have participated in various of such investments: Ameritas Life Insurance Company, Assurity Life Insurance Company, Farm and Home Insurance, Inc., Farmers & Merchants Investment Inc., Infovisa, Inc., North Central Bancorp, Inc., and Union Bank and Trust Company. Third parties unrelated to Nelnet, Inc. have also participated in various of such investments. Specific provisions and terms for particular investments may vary.

AMENDED & RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF ___________________

This Amended and Restated Limited Liability Company Operating Agreement (“Agreement”) is entered into effective as of ________________ (“Effective Date”), by and between Nelnet Solar, LLC, a Nebraska limited liability company (together with its successors and assigns, “Nelnet Solar”), together with any such other members who may obtain a membership interest in the Company from time to time hereafter (collectively, the “Members”), __________________, a Nebraska limited liability company formed and existing under the laws of the State of Nebraska (“Company”), and 1867 Capital-1, LLC, a Nebraska limited liability company (together with its successors and permitted assigns, the “Manager”).

WHEREAS, __________________was formed as a limited liability company under the laws of the State of Nebraska pursuant to the Certificate of Organization filed with the Nebraska Secretary of State on __________________;

WHEREAS, the Company was governed by a Limited Liability Company Operating Agreement entered into effective as of __________________by Nelnet Solar, LLC as the sole member thereof (“Prior Agreement”);

WHEREAS, the parties hereto desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety, to cause the admission of additional Members, and to set forth more fully the rights, obligations, and duties of Members;

NOW, THEREFORE, in consideration of their mutual promises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I - DEFINITIONS

Capitalized terms not otherwise defined shall have the respective meanings set forth below.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)Crediting to such Capital Account any amounts that such Member is deemed obligated to restore pursuant to Regulation Section 1.704-2(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)Debiting to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with such Person or related by blood, marriage, or adoption to such Person.

“After-Tax Basis” means, with respect to any payment to be received by Nelnet Solar that is properly included in the taxable income of Nelnet Solar, the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all income taxes (net of any current credits, deductions, or other tax benefits arising from the payment by Nelnet Solar of any amount, including taxes, for which the payment to be received is made) imposed currently on Nelnet Solar by any governmental authority or other taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment received; provided, however, for the purposes of this definition, and for purposes of any payment to be made to Nelnet Solar on an After-Tax Basis, it shall be assumed that federal, state, and local income taxes are payable at the highest marginal combined federal and Nebraska statutory income tax rate (taking into account the deductibility of state income taxes for federal income tax purposes) applicable to Nelnet Solar for the Fiscal Year with respect to which the payment is made. For purposes of this definition, “Nelnet Solar” shall be construed to include all members of the group in which Nelnet Solar is consolidated for tax purposes.

“Agreement” has the meaning set forth in the preamble.

“Allocation Year” means (i) the period commencing on the date hereof and ending on December 31, 2022, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in (i) or (ii) above for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss, or deduction pursuant to Article V of this Agreement.

“Bankruptcy” with respect to a Person shall occur when (i) the Person files a voluntary petition in bankruptcy; (ii) the Person made an assignment for the benefit of creditors; (iii) a petition for relief in bankruptcy is filed against the Person in any court of competent jurisdiction and is not dismissed within one hundred twenty (120) days; (iv) the Person is adjudicated bankrupt or insolvent by any court of competent jurisdiction; (v) the Person seeks, consents to, or acquiesces in the appointment of a trustee or receiver of the Person’s properties or a substantial portion thereof; or (vi) the Person acknowledges that it is unable to pay its debts as they come due.

“Business Plan” means any business plan and budget adopted by the Manager.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Sections 1.704-1(b) and 1.704-2 of the Regulations, as described in Section 4.7 of this Agreement.

“Capital Call Anniversary” has the meaning set forth in Section 4.7.

“Capital Commitment” has the meaning set forth in Section 4.1.

“Capital Contribution” means the amount of cash contributed to the Company by a Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the preamble.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d), substituting the term “Company” for the term “partnership” as the context requires.

“Company ROI” means the Members’ after-tax total return on investment, measured by (a) taking the sum of the Members’ net after-tax cash distributions, tax credits, and other tax benefits received from their investment in the Company, assuming application of the highest federal income tax rate then applicable to a corporate taxpayer (as calculated each year) and assuming that each Member of the Company (and its direct or indirect owners) is able to utilize in full all profits and losses (along with constituent items of income, gain, deduction, and credit) allocated to such Member, including, but not limited to, all solar investment tax credits allocated to such Member and (b) dividing such sum by the total Capital Contributions made by the Members (including their predecessors-in-interest) pursuant to this Agreement. For the avoidance of doubt, Company ROI shall be calculated without regard to any at-risk limitations, passive activity limitations, excess credit limitations, taxable income limitations, or other limitations on ability to utilize or recognize credits, profits, or losses that may be applicable to a Member (and its direct or indirect owners).

“Compensatory Damages” has the meaning set forth in Section 4.7.

“Consent” and “consent” mean, unless otherwise specified, the prior written consent or approval of the applicable Person, as the context may require, to do the act or thing for which the consent is solicited and the “Consent of the Members” means the unanimous consent or approval of all the Members.

“Damages” means any and all losses, claims, demands, costs, damages, liabilities (including joint and several liabilities), expenses (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative, or investigative.

“Default Rate” has the meaning set forth in Section 4.7.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year for federal income tax purposes, except that, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managers.

“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, any local government, or any agency, political subdivision, or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any organization exempt from tax under Code Section 501(a), any former tax-exempt organization within the meaning of Code Section 168 (h)(2)(E), and any tax-exempt controlled entity within the meaning of Code Section 168(h)(6)(F)(iii) if such entity has not made the election provided in Code Section 168(h)(6)(F)(ii)), (c) any Indian tribal government described in Section 7701(a)(40) of the Code, (d) any Person who is not a United States Person (including any Person that is not a United States person as defined in Code Section 7701(a)(30)), (e) any entity referred to in former Code Section 54(j)(4), (f) a real estate investment trust, as defined in Code Section 856(a), (g) a regulated investment company, as defined in Code Section 851(a), (h) any Person described in Code Section 50(d)(1), (i) a holding company under the Public Utilities Holding Company Act or a public utility under the Federal Power Act, or (j) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(i).

“Economic Interest” means the elements of an interest in a Holding Company or a Project Company, as applicable, that (i) is limited to the right to receive allocations of profits and losses (along with constituent items of income, gain, deduction, and credit) and distributions of net cash flow, and (ii) do not include any rights to vote, grant any consent, or participate in any way in the management of the relevant entity.

“Effective Date” has the meaning set forth in the preamble.

“Equity Capital Contribution Agreement” means, with respect to a Project, the Equity Capital Contribution Agreement of the Holding Company that has an ownership interest in said Project, as applicable.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as agreed to by the Members, provided that the initial Gross Asset Value of the Property contributed to the Company by the Members, if any, shall be set forth on Exhibit A of this Agreement;

(ii)The Gross Asset Values of all items of Property shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for all or a portion of an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; provided that an adjustment described in clauses (A), (B), and (D) of this paragraph shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)The Gross Asset Value of any item of Property distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such item on the date of distribution;

(iv)The gross fair market value of a publicly traded security shall equal its market value;

(v)The Gross Asset Value of each item of Property shall be increased (or decreased) to reflect any adjustments to the basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of “Profits” and “Losses” or Section 5.7 of this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (v) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (v).

(vi)If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (v), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“Holding Company” means, individually or collectively as context dictates, any limited liability companies in which Company acquires a membership interest for purposes of investing in one or more Projects. Each Holding Company will own or lease its own unique portfolio of Project(s) and will be governed by a unique operating agreement and set of tax equity investment documents. “Holding Companies” means more than one Holding Company.

“Holding Company Operating Agreement” means the Limited Liability Company Operating Agreement of the applicable Holding Company, as may be amended from time to time. As it relates to a Project, the Holding Company Operating Agreement means the Operating Agreement of the Holding Company that owns said Project.

“Interest” shall mean the entire interest of any Member in and to the Company, as reflected in such Member’s Percentage Interest, including all economic and non-economic rights associated therewith.

“LLC Act” or “Act” means the Nebraska Uniform Limited Liability Company Act.

“Manager” has the meaning set forth in the preamble.

“Material Adverse Effect” means a material adverse effect upon the results of operations, financial condition, assets, properties, or business of the Company, taken as a whole, or on the ability of the Company to perform its material obligations to third parties (including obligations to any Holding Company, Project Company, project document counterparty, investment document counterparty, or loan document counterparty); provided, however, that changes in or affecting financial, credit, or capital market conditions or economies or the solar industry, to the extent such changes do not adversely affect the Company as a whole in a disproportionate manner relative to other similarly situated participants, shall not constitute or be considered in determining whether a Material Adverse Effect has occurred.

“Members” means those individuals or entities listed on Exhibit A attached hereto.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” set forth in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Nelnet Solar” has the meaning set forth in the preamble.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3)

“Percentage Interest” means, as to a Member at any particular time, the ratio of (i) the Capital Commitment of such Member (for the avoidance of doubt, without reducing such Capital Commitment for purposes of this definition by the amount of any capital calls or Capital Contributions with respect to, or other draws on, such Capital Commitment), to (ii) the total Capital Commitments of all Members (for the avoidance of doubt, without reducing such Capital Commitments for purposes of this definition by the amount of any capital calls or Capital Contributions with respect to, or other draws on, such Capital Commitments), as reflected in Exhibit A to this Agreement. Each Percentage Interest represents a membership interest in the Company.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or other business, governmental, or legal entity.

“Prior Agreement” has the meaning set forth in the preamble.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss, respectively, for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses”, shall be subtracted from such taxable income or loss;

(iii)In the event the Gross Asset Value of any Property is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the item of Property) from the disposition of such Property and shall be taken into account for purposes of computing Profits or Losses;

(iv)Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of “Depreciation”;

(vi)To the extent an adjustment to the adjusted tax basis of any item of Property pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the item of Property) or loss (if the adjustment decreases such basis) from the disposition of such item of Property and shall be taken into account for purposes of computing Profits or Losses; and

(vii)Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.3 or Section 5.4 of this Agreement shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.3 and 5.4 of this Agreement shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Project” or collectively “Projects” means the solar photovoltaic generation and/or energy storage systems as contemplated in the applicable Holding Company Operating Agreement.

“Project Company” means an entity that owns a Project.

“Property” means all real and personal property acquired by the Company, including both tangible and intangible property.

“Qualified Counsel” means a lawyer or law firm with a high reputation for ethics and competence, which lawyer (or one or more members of which firm) shall regularly engage in a practice that involves issues such as those raised by the requested opinion or advice.

“Regulations” means proposed, temporary, and final regulations promulgated under the Code in effect as of the date of filing the Certificate of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Regulatory Allocations” means the allocations set forth in Section 5.3(a) through 5.3(g).

    “Related Person” means a “related person” (within the meaning of Section 267 or Section 707 of the Code) as to any purchaser of power generated by any Project owned or leased by a Holding Company.

“Super-Majority Approval of Members” means the vote or approval by written consent of Members holding two-thirds (2/3) or more of outstanding Percentage Interests of the Company.

“Second Installment”, with respect to a Project, has the meaning set forth in the Operating Agreement or the Equity Capital Contribution Agreement of the Holding Company that has an ownership interest in said Project, as applicable.

“Second Installment Conditions Precedent” means, with respect to a Project, the conditions set forth in the Operating Agreement or the Equity Capital Contribution Agreement of the Holding Company that has an ownership or leasehold interest in said Project, as applicable.

“Third Installment”, with respect to a Project, has the meaning set forth in the Operating Agreement or the Equity Capital Contribution Agreement of the Holding Company that has an ownership interest in said Project, as applicable.

“Third Installment Conditions Precedent” means, with respect to a Project, the conditions set forth in the Operating Agreement or the Equity Capital Contribution Agreement of the Holding Company that has an ownership or leasehold interest in said Project, as applicable.

“Transfer” means any disposition or attempted disposition, directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, of all or a portion of an Interest, or any right, power, or interest therein, including any sale, gift, pledge, encumbrance, or creation of a security interest in any Interest.

“Unfunded Amount” has the meaning set forth in Section 4.7.

“Withdrawal Event” has the meaning set forth in Section 6.1(a).

ARTICLE II - ORGANIZATION

2.1Name. The name of the Company is “__________________”.

2.2Certificate of Organization. The Certificate of Organization of the Company was filed with the Nebraska Secretary of State on __________________, and is incorporated herein.

2.3Purpose. Under the Certificate of Organization, the Company is authorized to engage in all lawful businesses for which a limited liability company may be organized under the LLC Act and to have all of the rights and authority afforded to such limited liability companies. Notwithstanding the foregoing, the Company will exclusively engage in the following activities:

(a)Acquisition, holding, and, if appropriate, liquidation of tax equity investments in Projects through its ownership of one or more Holding Companies, which intend to acquire by ownership or leasehold interest, develop, maintain, and operate Projects; and,

(b)Performing all acts necessary or convenient to effectuate the purpose of the Company as described in Section 2.3(a) and the purpose of the Holding Companies.

The purposes of the Company and the nature and character of its business shall not be amended or extended, by implication or otherwise, except with the Consent of the Members.

2.4Term. The period of duration of the Company shall be perpetual, unless sooner dissolved pursuant to the provisions of this Agreement or the LLC Act. The term of this Agreement shall commence on the date specified in the opening paragraph and shall terminate only upon the dissolution of the Company in accordance with this Agreement.

2.5Principal Office. The initial principal office of the Company shall be located at 121 South 13th Street, Suite 100, Lincoln, Nebraska 68508. The Manager may from time to time establish a different principal office for the Company.

2.6Agent for Service of Process. The Company’s initial agent for service of process and designated office within the State of Nebraska shall be C T Corporation System, 5601 South 59th Street, Lincoln, NE 68516. The Company shall ensure that its initial and any subsequent agent for service of process is instructed to provide copies of any notices received to the Manager.

ARTICLE III - MEMBERS

3.1Names. The name of the initial Member and the Percentage Interest issued to the initial Member is set forth on Exhibit A to this Agreement. Exhibit A may be amended from time to time as additional Members are added or changed.

3.2Limitation of Liability. No Member shall have any personal liability for any act, debt, or obligation of the Company, except to the arising from any fraud, gross negligence, or willful misconduct of a Member.

3.3Admission of Additional Members; Adjustments to Percentage Interests. New Members may be admitted to membership in the Company with the approval of the Manager and without the Consent of the Members being required therefor. A new Member must agree in writing to be bound by the terms of this Agreement (including any amendments required by the Members) as if such additional Member were an original party thereto. Assuming requisite authorization, a Person shall be deemed admitted as a Member of the Company upon execution of a Joinder Agreement substantially in the form attached hereto as Exhibit C. Upon admission, the new Member shall have all rights and duties of a Member of the Company, including the duty to contribute capital in accordance with Section 4.1 hereof. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Capital Commitment of Nelnet Solar may fluctuate from time to time in accordance with the sizing and needs of the Holding Companies in which Company has acquired a membership interest, which may cause the corresponding Percentage Interests of the Members to fluctuate from time to time (up or down). The Manager shall amend Exhibit A from time to time to reflect any changes in the names, addresses, Capital Commitments, or Percentage Interests of the Members as contemplated by this Agreement. Any reference in this Agreement to the Members shall be deemed to be a reference to the Members listed on Exhibit A, as amended and in effect from time to time.

3.4Representations, Warranties, and Covenants of Members. Each Member, for itself severally and not jointly, hereby represents and warrants to the Company and each other Member that the following statements are true and correct as of the Effective Date or such later date on which such Person becomes a Member, as applicable, and covenants to the Company and each other Member that the statements in Section 3.4 shall be true and correct at all times that such Member is a Member:

(a)such Member is duly incorporated, organized, or formed (as applicable), validly existing, and (if applicable) in good standing under the law of the jurisdiction of its incorporation, organization, or formation; if required by applicable law, such Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization, or formation; and such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by such Member have been duly taken;

(b)such Member has duly executed and delivered this Agreement and it constitutes the legal, valid, and binding obligation of such Member enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency, or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(c)such Member’s authorization, execution, delivery, and performance of this Agreement do not and will not (i) conflict with, or result in a breach, default, or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which such Member is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction, or arbitral award to which such Member is subject; or (ii) require any consent, approval, or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied; and

(d)such Member (or if such Member is a disregarded entity, the Person treated as owning the Member’s assets for federal income tax purposes) is not a Disqualified Person, such Member is a “United States person” within the meaning of Section 7701(a)(30) of the Code (or is an entity that is disregarded as separate from such a person for federal income tax purposes), such Member is not subject to withholding under Section 1446 of the Code, and such Member is not a Related Person.

3.5Nelnet Solar hereby represents and warrants as of the Effective Date, and each of its successors and assigns represents and warrants as of such later date on which such Person becomes a Member, that it is a wholly owned direct or indirect subsidiary of Nelnet, Inc., a Nebraska corporation, and Nelnet Solar (and each of its successors and assigns that is a Member) hereby covenants that it shall remain a wholly owned direct or indirect subsidiary of Nelnet, Inc. for so long as it is a Member of Company.

3.6Each Member hereby agrees to indemnify and hold harmless Manager, Company, the other Members, and their respective affiliates and each of their, and their affiliates’, respective managers, officers, directors, members, employees, agents, and representatives from any and all Damages resulting to any of the foregoing persons from any breach of any representation, warranty, or covenant made by such indemnifying Member under this Article III.

ARTICLE IV - CAPITALIZATION

4.1Capital Contributions of Members. As of the date of a Member’s admission to the Company, the Member commits to make Capital Contributions to the Company in the aggregate amount set forth next to its name on Exhibit A (“Capital Commitment”), on the dates and pursuant to the terms and conditions set forth in this Agreement. In consideration of such Capital Commitment, the Member shall be issued Percentage Interests in the amount set forth next to its name on Exhibit A. A Member’s Capital Contributions shall be paid in cash and shall be paid in installments pursuant to capital calls from the Manager. It is anticipated that the Manager will issue capital calls requiring the Members to make Capital Contributions according to the following installment schedule and terms, though Manager reserves the discretion to issue capital calls at different times and on different terms as set forth in subparagraph (d) of this Section 4.1:

(a)First Installment. Subject to Section 4.1(d), it is anticipated that each Member will contribute 1% of the Member’s total Capital Commitment to the Company on or about the date of such Member’s admission to the Company.

(b)Subsequent Installments. Subsequent capital calls and Capital Contribution installments will typically occur on a Project-by-Project basis. Subject to Section 4.1(d), upon the satisfaction or waiver by the Company of the Second Installment Conditions Precedent with respect to a Project, or in expectation of the satisfaction of the Second Installment Conditions Precedent with respect to a Project, it is anticipated that each Member will contribute to the Company the Second Installment for such Project. Subject to Section 4.1(d), upon the satisfaction or waiver by the Company of the Third Installment Conditions Precedent with respect to a Project, or in expectation of the satisfaction of the Third Installment Conditions Precedent with respect to a Project, it is anticipated that each Member will contribute to the Company the Third Installment for such Project. Capital calls will be made at the times and in the amounts necessary to make Capital Contributions to Holding Companies, including when and as necessary to ensure Company has at least a 20% interest in a Project at or around the time such Project reaches mechanical completion.

(c)Installment Groupings. In the event a group of Projects are expected to satisfy installment conditions precedent within a reasonable timeframe of each other, Manager will have the discretion to combine Capital Contributions for individual Projects into one Capital Contribution for all the Projects that are expected to satisfy the installment conditions precedent at that time. For the avoidance of doubt, the Manager’s discretion to combine Capital Contributions for Projects expected to satisfy installment conditions within a reasonable timeframe of each other shall not be limited to Projects within a particular Holding Company but shall instead include all Projects across all Holding Companies. For illustration purposes, if a Project in Holding Company A is expected to satisfy Second Installment Conditions Precedent at the same time that a Project in Holding Company B is expected to satisfy Third Installment Conditions Precedent, then the Manager may group those two Projects and issue a capital call that encompasses the Second Installment for the Project in Holding Company A as well as the Third Installment for the Project in Holding Company B.

(d)Reservation of Discretion. Notwithstanding anything herein to the contrary, the Manager reserves the right to issue capital calls and to require Members to make Capital Contributions in the amounts and on the dates and terms that it deems to be in the best interests of the Company and the Members; provided, however, that in no event shall any Member be required to contribute capital to the Company beyond the aggregate Capital Commitment specified for such Member on Exhibit A. While Manager anticipates making capital calls to Members in accordance with the installment schedule and terms set forth in subparagraphs (a) through (c) of this Section 4.1, Manager reserves the right to deviate from these terms in its reasonable discretion, based on an assessment of interests that include, but are not limited to, maximizing the efficient use of cash flow, ensuring the sufficiency of Members’ Capital Accounts, preserving Members’ tax basis and ability to utilize solar investment tax credits, preserving the investment structure necessary to effectuate the purpose of the Company and Holding Company, facilitating the pragmatic management of cash flow to ensure timely contributions from the Company to Holding Company, and any other interests the Manager deems advisable or necessary.

4.2Capital Contributions by Manager. The Manager shall not be required to make any Capital Contributions to the Company.

4.3Interest on Capital Contributions. Members shall not be entitled to interest on or with respect to their Capital Contributions.

4.4Return of Capital Contributions. No Member shall have the right to receive any return of the Member’s Capital Contributions.

4.5Loans by Members. No Member shall lend money to the Company except with the Consent of the Members and on terms and conditions agreed to by the Members. No loan shall constitute a Capital Contribution or an increase in any Member’s Capital Account.

4.6Capital Accounts. A separate Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be credited with the Member’s Capital Contributions and such Member’s distributive share of the Company’s Profits. Each Member’s Capital Account shall be debited by the amount of money and the fair market value of any assets distributed to the Member and such Member’s distributive share of Company Losses. In all events, each Member’s Capital Account shall be maintained in compliance with the provisions of Treasury Regulation Sections 1.704-1(b) and 1.704-2, and all provisions of this Agreement relating to the maintenance of capital accounts shall be interpreted and applied in a manner consistent with such Treasury Regulation and other applicable Treasury Regulations adopted from time to time.

4.7Failure to Make Capital Contributions. If a Member fails or refuses to contribute all or any portion of its Capital Commitment called for by the Manager in accordance with this Agreement within seven (7) days after the request therefor, the Company, at the discretion of the Manager, shall have the right to declare that interest shall accrue daily on such outstanding unpaid Capital Contribution (“Unfunded Amount”) at a rate per annum equal to the lesser of (i) [***] percent ([***]%) or (ii) the maximum interest that may be charged by the Company under applicable law (“Default Rate”), from and including the date the Unfunded Amount was due until the date the Unfunded Amount is actually contributed to the Company.

(a)Second Installment Defaults. If the Capital Contribution default relates to a Second Installment for a Project, and the defaulting Member has not cured the contribution default within ten (10) days after the request therefor, Nelnet Solar shall have the right to cure the default by contributing the Unfunded Amount to the Company. If Nelnet Solar contributes the Unfunded Amount to the Company, it shall be entitled to the Economic Interest associated with the Unfunded Amount, with such transfer of Economic Interest effective as of the making of the applicable Second Installment; provided, however, that no transfer of Economic Interest may occur unless, in the opinion of Qualified Counsel reasonably satisfactory to Manager, such transfer should not have an adverse effect on any tax credits or other tax benefits received or expected to be received by the Members (including any recapture of any tax benefits).

(b)Third Installment Defaults. If the Capital Contribution default relates to a Third Installment for a Project, and the defaulting Member has not cured the contribution default within fifteen (15) days after the request therefor, Nelnet Solar shall have the right to cure the default by contributing the Unfunded Amount to the Company. If Nelnet Solar contributes the Unfunded Amount to the Company, it shall be entitled to: (i) the Economic Interest associated with the Unfunded Amount (with such transfer of Economic Interest effective as of the placed in service date associated with such Third Installment); and (ii) from the defaulting Member, compensatory damages equal to [***] percent ([***]%) of the Unfunded Amount, which damages shall be payable on an After-Tax Basis and shall become due and payable on the one-year anniversary of the date the Unfunded Amount was due (such date the “Capital Call Anniversary” and such damages “Compensatory Damages”); provided, however, that no transfer of Economic Interest may occur unless, in the opinion of Qualified Counsel reasonably satisfactory to Manager, such transfer should not have an adverse effect on any tax credits or other tax benefits received or expected to be received by the Members (including any recapture of any tax benefits); provided further that if in the foregoing situation Qualified Counsel concludes that a transfer of Economic Interest should not or cannot occur, the amount of Compensatory Damages to which Nelnet Solar shall be entitled shall be equal to [***] percent ([***]%) of the Unfunded Amount, which damages shall be payable on an After-Tax Basis and shall become due and payable on the Capital Call Anniversary. For the avoidance of doubt, (A) if Nelnet Solar makes an election to cure in accordance with this Section 4.7(b) at a hypothetical Unfunded Amount of $[***], and if a transfer of Economic Interest occurs in accordance with this Section 4.7(b), then the defaulting Member will owe $[***], on an After-Tax Basis, to Nelnet Solar as of the Capital Call Anniversary; and (B) if non-defaulting Member makes an election to cure in accordance with this Section 4.7(b) at a hypothetical Unfunded Amount of $[***], and if a transfer of Economic Interest does not occur as a result of the limitations imposed by this Section 4.7(b), then the defaulting Member will owe $[***], on an After-Tax Basis, to Nelnet Solar as of the Capital Call Anniversary.

(c)Defaults Generally. In addition to and without limiting the generality or application of any of the foregoing, in the event a defaulting Member has not, in the case of a Third Installment Capital Contribution default, cured the default within fifteen (15) days after the request therefor, or, in the case of any other type of contribution default, cured the default within ten (10) days after the request therefor, the defaulting Member agrees to pay the Manager liquidated damages equal to [***]% of the Unfunded Amount. Furthermore, the Company may, at the discretion of the Manager, take any or all of the following actions in connection with any contribution default:

(i)Institute legal proceedings against the defaulting Member to obtain payment of the Unfunded Amount, together with interest thereon, at the cost and expense of the defaulting Member;
(ii)Cause any distributions otherwise payable to the defaulting Member under this Agreement to be set off or withheld from such defaulting Member;
(iii)Suspend all voting rights, rights to distributions, and, to the fullest extent permitted by law, other rights provided to the defaulting Member under this Agreement;
(iv)Reduce the Capital Commitment of the defaulting Member or reduce the Economic Interest of the defaulting Member in the applicable Holding Company or Project Company (with such reduction effective as of (i) with respect to a default associated with a Second Installment, the making of the Second Installment, and (ii) with respect to a default associated with a Third Installment, the placed in service date associated with such Third Installment);
(v)In the event Nelnet Solar cures the contribution default in accordance with this Section 4.7, increase the Capital Commitment of Nelnet Solar or increase the Economic Interest of Nelnet Solar in the applicable Holding Company or Project Company (with such increases effective as of (i) with respect to a default associated with a Second Installment, the making of the Second Installment, and (ii) with respect to a default associated with a Third Installment, the placed in service date associated with such Third Installment); and
(vi)Take any other action or avail itself of any other remedies that may be available at law or equity.

Each Member acknowledges and agrees that it would be impracticable or extremely difficult to determine the actual damages incurred by a non-defaulting Member as a result of a failure of a Member to fund all or part of its Capital Commitment, and that the entitlement of the Company to exercise the remedies described in this Section 4.7 is fair and reasonable. Manager’s “discretion” as used in this Section 4.7 shall be guided by consideration of factors such as the materiality of any adverse effect of a contribution default on the operation of Company or any Holding Company, unforeseen dynamics at the Project level, recalibration of interests to reflect paid-in Capital Contributions, and preservation of tax and economic benefits associated with Company’s investments.

ARTICLE V - ALLOCATIONS AND DISTRIBUTIONS

5.1Allocation of Profits. Subject to Section 4.7, after giving effect to the special allocations set forth in Sections 5.3 and 5.4, Profits for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests.

5.2Allocation of Losses. Subject to Section 4.7, after giving effect to the special allocations set forth in Sections 5.3 and 5.4, Losses for any Allocation Year shall be allocated to the Members in proportion to their Percentage Interests, except as provided in Section 5.5.

5.3Special “Regulatory” Allocations. The following Regulatory Allocations shall be made in the following order:

(a)Company Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain (determined according to Regulations Section 1.704-2(d)(1)) during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.3(a) is intended to comply with the “minimum gain chargeback” requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member created by such adjustments, allocations, or distributions as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement.

(d)Gross Income Allocation. In the event that any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been tentatively made as if Section 5.3(c) and this Section 5.3(d) were not in this Agreement.

(e)Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated among the Members in proportion to their Percentage Interests.

(f)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

5.4Curative Allocations. The Regulatory Allocations set forth in Sections 5.3(a)-(g) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, the Regulatory Allocations shall be offset either with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.4. Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Members determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 5.1, 5.2, and 5.3 (other than the Regulatory Allocations). In exercising its discretion under this Section 5.4, each of the Members shall take into account future Regulatory Allocations under Sections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 5.3(e) and 5.3(f).

5.5Loss Limitation. Losses allocated pursuant to Section 5.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 5.2 hereof, the limitation set forth in this Section 5.5 shall be applied on a Member-by-Member basis, and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

5.6Other Allocation Rules.

(a)For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

(b)The Members are aware of the income tax consequences of the allocations made pursuant to this Article V, and hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income and loss for income tax purposes, except as otherwise required by law.

5.7Tax Allocations: Code Section 704(c).

(a)Except as otherwise provided in this Section 5.7, each item of income, gain, loss, and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article V.

(b)In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value using the “remedial method” pursuant to the Regulations under Code Section 704(c).

(c)In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(d)Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement, provided that any items of loss or deduction attributable to Property contributed by a Member shall, to the extent of an amount equal to the excess of (1) the federal income tax basis of such Property at the time of its contribution over (2) the Gross Asset Value of such Property at such time, be allocated in its entirety to the such contributing Member and the tax basis of such

Property for purposes of computing the amounts of all items allocated to any other Member (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company.

(e)Allocations pursuant to this Section 5.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

5.8Distributions. Except as provided in Sections 4.7 and 5.9, and except for distributions made in connection with the dissolution of the Company and the distribution of its assets pursuant to Article IX below, all distributions of cash or other Property shall be made to the Members in proportion to their Percentage Interests and otherwise at such times and in such amounts as may be determined from time to time by the Manager. It is expected that Manager shall, with respect to each fiscal year of the Company, cause the Company to make pro rata distributions to the Members in amounts sufficient to satisfy the tax liabilities of such Members; provided, however, that tax distributions shall not be made to the extent such distributions would constitute a violation of law or to the extent cash is unavailable. It is also expected that, in the event Company receives payment related to a Project’s exclusion from the portfolio of a Holding Company, Company will distribute to Members the proceeds of such exclusion payment. Finally, it is expected that, upon liquidation of each Holding Company, Company will distribute to Members the proceeds of such liquidation; provided, however, that proceeds may be withheld to satisfy any contingent liabilities of the Company or obligation to fund the Performance Fee.

5.9Limitation upon Distributions. Anything herein to the contrary notwithstanding, no distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

ARTICLE VI - MANAGEMENT OF THE COMPANY

6.1Rights, Duties and Powers of the Manager.

(a)Authority of Manager. The Company shall be manager-managed. Subject to the limitations of that certain management agreement between Manager and Company and Section 2.3 of this Agreement, and except as otherwise provided in this Agreement and under the LLC Act, the Manager shall have full power and authority to execute, deliver, and perform such contracts, agreements and other undertakings and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 6.1, including, without in any manner limiting the generality of the foregoing, entering into contracts, agreements, undertaking, and transactions with any Member or with any other Person having any business, financial, or other relationship with any Member or Members. To the fullest extent permitted by law, the Manager shall have full and complete authority, power, and discretion (i) to manage and control the business, affairs, and properties of the Company, (ii) to make all decisions regarding those matters, and (iii) to perform any and all other acts or activities customary or incident to the management of the Company’s business, including but not limited to (A) negotiating and executing tax equity investment documents (including the Holding Company Operating Agreement); (B) making capital calls and distributions as contemplated by this Agreement; (C) taking any action required or permitted by the Holding Company Operating Agreement, including advancing Company Capital Contributions; (D) amending or granting a waiver under any contracts or agreements to which

Company is a party; (E) negotiating and executing contracts for services with attorneys and other advisors; (F) negotiating documents effectuating Company’s sale of its membership interest in a Holding Company; (G) preparing the Company’s tax returns and implementing the Company’s tax policies, tax elections, and other related activities; (H) maintaining Company bank accounts and books and records; (I) authorizing the sale, lease, or otherwise disposing of all or substantially all the Company’s assets; (J) approving a merger, conversion, or domestication of the Company; and (K) undertaking any other act, whether inside or outside the ordinary course of the Company’s activities.

(b)The Manager may delegate powers and duties to officers and agents, in each case without releasing the Manager from its responsibilities hereunder or under that certain management agreement between the Manager and Company. The Manager may appoint a President of the Company, a Secretary, one or more Vice Presidents, a Treasurer, and assistant officers to hold office for such period and with such authority as the Manager may determine. Any officer or agent of the Company may be removed, with or without cause, by the Manager.

(c)Subject to the terms of this Agreement, the Manager shall have complete and exclusive power and responsibility, to the fullest extent permitted by law, (i) for all investment and investment management decisions to be undertaken on behalf of the Company, and (ii) for managing and administering the affairs of the Company. Unless otherwise specified, the Manager shall have the power and authority to do all things which the Manager considers necessary or desirable to carry out its duties hereunder and to achieve the purposes of the Company.

(d)Every power vested in the Manager pursuant to this Agreement shall be construed as a power to act in its sole and absolute discretion, except as otherwise expressly provided herein. No provision of this Agreement shall be construed to require the Manager to violate the LLC Act or any other law, regulation, or rule of any self-regulatory organization.
6.2Compensation of Manager.     Manager shall receive a Management Fee equal to [***]% of the aggregate Capital Contributions of the Members (net of such Management Fee). Such Management Fee shall be payable as a portion of each and every respective and successive Capital Contribution installment, irrespective of the date on which such Capital Contribution installment is made. Generally, Manager will receive [***]% of the proceeds from each capital call or Capital Contribution installment contributed to Company (net of Management Fee). Additionally, at the time of liquidation of the Company, Manager shall be entitled to receive a one-time Performance Fee equal to an amount not to exceed [***]% of the aggregate Capital Contributions of Members (net of Management Fee), with the precise amount to be determined based on Company ROI at the time of liquidation. Manager shall be entitled to receive a Performance Fee of [***]% of the aggregate Capital Contributions of Members if, after payment of such Performance Fee, Company ROI is at least [***]%. If payment of such a Performance Fee would result in Company ROI dropping below [***]%, then the Performance Fee shall be proportionately reduced such that Company ROI after payment of the Performance Fee is equal to at least [***]%. If Company ROI prior to payment of the Performance Fee is below [***]%, then Manager shall not be entitled to a Performance Fee. The Management Fee and Performance Fee calculations are included in Exhibit B. Notwithstanding anything herein to the contrary, if, at the time of liquidation of the Company, Company lacks sufficient funds to pay Manager the Performance Fee due hereunder as a result of prior distributions to Members, the Manager shall be permitted to issue a capital call to Members to fund any such shortfall.

6.3Limitation of Liability. No Manager shall have any personal liability to any third party for any act, debt, or obligation of the Company solely by reason of being a manager of the Company, except to the extent arising from any material breach by a Manager of this Agreement or any fraud, gross negligence, or willful misconduct of a Manager. Under no circumstances will the liability of Manager exceed, in the aggregate, the fees actually paid to Manager hereunder or under the management agreement between Manager and Company. Any liability or recovery from Manager under this Agreement shall be limited to actual damages, and no special, consequential, indirect, or punitive damages shall be allowed.

6.4Admission of Additional Manager; Withdrawal of Manager.

(a)The Manager may admit one or more additional managers to the Company with the Consent of Members, which may be natural persons, partnerships, companies (including limited liability companies), or other persons. No additional manager shall be added unless such additional Manager agrees to be bound by all of the terms of this Agreement. Additional managers shall not be entitled to compensation from the Company for their services as managers to the Company.

(b)The Manager may appoint a successor manager with the Consent of the Members.

(c)The Manager (and/or any successor or additional manager) may withdraw as Manager of the Company, provided that if there is no successor manager at the time of such withdrawal, the Manager’s withdrawal shall not be effective until a successor manager is approved by a Super-Majority Approval of Members.

6.5Rights of Members. The Members shall take no part in the management, control, or operation of the Company’s business and shall have no right or authority to act for the Company or to vote on matters other than as set forth in this Agreement or as required by applicable law. Except as otherwise provided herein or required by law, a Member shall have no liability for the debts or obligations of the Company.

6.6Actions by Members.

(a)Annual Meetings. The Company will not hold an annual meeting of the Members.

(b)Special Meetings. The Manager may at any time call a meeting of the Members or call for a vote without a meeting of the Members on matters on which they are entitled to vote. The Manager shall set a record date for any such meeting or vote. Any Company meeting or the date upon which such votes, without a meeting, will be counted shall be no less than five (5) nor more than ninety (90) days following the record date. All expenses of the voting and such notification shall be borne by the Company.

(c)Quorum. A quorum for the transaction of business at any meeting of the Members shall consist of Members holding at least a majority of outstanding Percentage Interests of the Company. Members may participate in any meeting of the Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear one another.

(d)Voting Requirements. Except as provided elsewhere in this Agreement or the Certificate of Organization, or required by the LLC Act, the Members shall have voting rights in proportion to their Percentage Interests. Except as expressly stated otherwise in this Agreement, the vote of the Members holding a majority of outstanding Percentage Interests of the Company shall be the act of the Members.

(e)Action by Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken without a meeting pursuant to a written consent which sets forth the action and is signed by Members holding outstanding Percentage Interests whose consent would be sufficient to approve such action at a meeting of Members. All such written consents shall be filed with the records of the Company.

(f)Member Not Agent. No Member shall be considered an agent of the Company solely by virtue of being a Member, and Members shall have no authority to act for or to bind the Company solely by virtue of their being Members of the Company.

6.7[Reserved]

6.8[Reserved]

6.9Specific Authorizations.

(a)Authorization of Officers or Agents. The Manager may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company. Such authority may be general or confined to specific instances.

(b)Authority to Borrow Money or Issue Evidence of Indebtedness. No loans shall be contracted on behalf of the Company and no evidences of indebtedness shall be issued in its name unless authorized by the Manager. Such authority may be general or confined to specific instances.

(c)Authority to Sign Checks. The Manager shall have the authority to designate which officers and agents of the Company shall have the authority to sign checks, drafts, or other orders for the payment of money and notes or other evidences of indebtedness issued in the name of the Company.

6.10Duty of Loyalty. The Manager hereby covenants and agrees to:

(a)Account to the Company and hold as trustee for the Company any assets, profit, or benefit derived by such Manager (i) in the conduct or winding up of the Company’s activities, (ii) from a use of the Company’s assets, or (iii) from the appropriation of a limited liability company opportunity;

(b)Refrain from dealing with the Company in the conduct or winding up of the Company’s activities as or on behalf of a Person having an interest adverse to the Company, unless such transaction is fair to the Company; and

(c)Subject to Section 6.16 of this Agreement, it is expressly acknowledged and agreed that Manager may, in its discretion, directly or indirectly own, operate, manage, control, or provide services in competition with Company without consent of any Member.

6.11Duty of Care.

(a)Whenever in this Agreement the Manager is permitted or required to make a decision (a) in its “discretion,” “sole and absolute discretion”, or under a grant of similar latitude, such Manager shall be entitled to consider such interests and factors as it desires, including its own interests (and those of its Affiliates), and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any of its subsidiaries, or any other person, or (b) in its “good faith,” “reasonable discretion”, or under another express standard, such Manager shall act under such express standard and shall not be subject to any other standard of care imposed by applicable law or otherwise; provided, however, that nothing in this Agreement shall be deemed to eliminate or reduce any obligations of the Manager with respect to the implied covenant of good faith and fair dealing to the extent applicable.

(b)In discharging the duty of care set forth in this Section, a Manager may rely in good faith upon opinions, reports, statements, or other information provided by another Person that the Manager reasonably believes is a competent and reliable source for the information.

6.12Good Faith and Fair Dealing. The Members and Manager shall discharge any applicable duties set forth in this Agreement and exercise any rights consistently with the contractual obligation of good faith and fair dealing.

6.13Duty of Confidentiality.

(a)General Rule. In the absence of a final order to the contrary by a court or other governmental authority of competent jurisdiction or an arbitrator, Manager and each Member shall maintain in confidence all information relating to the Company and all Company books and records and Company information that is reasonably identified as confidential or that the

Manager or Member knows or reasonably should know requires confidentiality in the Company’s best interest.

(b)Exceptions. A Manager or Member may copy and use the above information and, under appropriate conditions of confidentiality, may disclose it to the extent necessary or appropriate for the performance of the Manager’s or Member’s duties under this Agreement, and a Member may disclose such information to the extent required by applicable law. Moreover, (i) a Member may disclose the above information to its counsel and public accountants, provided that, prior to sharing confidential information with such representatives, the Member shall advise such representatives of the obligations of this Section 6.13, and the Member shall be liable for any breach of this Section 6.13 by its representatives; (ii) a Member may use, retain, and disclose any such information that (A) has been publicly disclosed (other than by such Member in breach of this Section 6.13), (B) has rightfully come into the possession of such Member or any affiliate thereof from a source other than the Company, Manager, or their affiliates without any duty of confidentiality, (C) was already in the possession of or available to such Member or any of its affiliates (without any duty of confidentiality) prior to receiving such information from the Company, Manager, or their affiliates, or (D) is independently developed by such Member or its affiliates without reference to confidential information of the Company; (iii) to the extent that any such Member or any of its respective affiliates has received a subpoena, interrogatory, request for information or documents, civil investigative demand, or other written demand under color of legal right for such information, such Member may disclose such information, provided, however, that such Member shall provide prompt notice of such order or written demand to Manager, if permitted by law, to enable Manager, at Company’s expense, to seek a protective order or otherwise prevent or restrict such disclosure; (iv) any such Member may disclose such information to its actual or potential lenders, investors, purchasers, or other persons directly or indirectly providing, or proposing to provide, financing to, purchases of, or investments in, such Member or any of its affiliates, so long as such persons are subject to confidentiality restrictions similar to those contained in this Section 6.13; (v) any such Member or affiliate thereof may disclose such information to any governmental authority with jurisdiction for taxes to the extent required or requested in connection with an audit, inquiry, examination, or claim for refund involving such Member’s interest in the Company or any subsequent administrative or judicial proceeding; (vi) any such Member may disclose such information as may in its judgment be required under or necessary to comply with any federal, state, or foreign securities laws or regulations, including any disclosure rules or regulations applicable to an offering of securities, provided that such Member, if permitted by law, shall notify Manager of any such disclosures prior to making such disclosures; and (vii) any such Member (and any representatives or advisors of such Member) may disclose to any and all Persons the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analysis) related to such tax treatment and tax structure, provided, however, that any such tax information is required to be kept confidential to the extent necessary to comply with any applicable securities laws (this provision is intended to cause the transactions contemplated hereby not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Regulations Sections 1.6011-4(b)(3) and 301.6111-2(a)(2)(ii) (or any successor provision) and shall be construed in a manner consistent with such purpose). Additionally, notwithstanding anything herein to the contrary, the Manager or an Affiliate thereof may disclose aggregate information about the Company and its investments for marketing purposes, including information about aggregate Capital Commitments, Project sizes and locations, and environmental impact; provided, however, that neither Manager nor its Affiliate shall disclose a Member’s involvement in the Company or a Member’s individual Capital Commitment without such Member’s consent.

(c)Binding Effect of This Section; Termination of Binding Effect. This Section shall bind each Manager and Member while a Manager or Member and permanently thereafter except with respect to information that becomes publicly known through no fault of the Manager or Member.

6.14Authorization or Ratification of Certain Acts. All of the Members may authorize or ratify, after full disclosure of all material facts, a specific act or transaction that would otherwise violate the duty of loyalty set forth in Section 6.10.

6.15Limitation of Fiduciary Duties. No Manager or Member shall be subject to any fiduciary duties or to personal liability for breaches of any fiduciary duties except for those fiduciary duties expressly set forth in this Agreement. Any fiduciary duties not expressly provided for in this Agreement are hereby waived. A Member does not have any fiduciary duty to the Company or to any other Member solely by reason of being a Member. The Members acknowledge and consent to any affiliation of ownership between and among certain Members of the Company and waive any objection as to conflict of interest or breach of fiduciary duty with respect thereto.

6.16Exculpation and Indemnification.    No Member, Manager, or officer of the Company shall be liable to the Company or to any other Member for any action taken or omitted to be taken with respect to the Company within the scope of such Member, Manager, or officer’s authority conferred by, and in accordance with, this Agreement, except to the extent any such act or omission was (i) attributable to the willful misconduct or fraud of such Member, Manager, or Officer, (ii) a violation of the express terms of this Agreement by such Member, Manager, or Officer, or (iii) otherwise the source of an indemnification obligation on the part of the applicable Member, Manager, or officer.

Notwithstanding any provision in this Agreement to the contrary, any duties (including fiduciary duties) of the Manager, or its members, officers, employees, and agents, or of any Affiliate of the Manager, to the Company or to a Member arising from acts or omissions alleged to breach a fiduciary duty for actions taken for the purpose of benefiting a Member, as opposed to the Company, and that would otherwise apply at law or in equity in such case are hereby eliminated to the fullest extent permitted by applicable law. The foregoing shall not be deemed to eliminate (i) the obligation of the Manager to act in compliance with the express terms of this Agreement or (ii) the implied contractual covenant of good and fair dealing to the extent applicable.

6.17    Removal of Manager. The Manager of the Company may be removed, immediately following which any management agreement with the Manager shall automatically terminate, by Super-Majority Approval of the Members (excluding the vote or approval, as well as Percentage Interests for purposes of calculating outstanding Percentage Interests, of any Members that are Affiliates of Manager) only in the event of (i) a material breach by the Manager of this Agreement or the applicable management agreement, which breach shall continue uncured for thirty (30) days after the giving of written notice thereof to such Manager specifying the source and nature of such breach, (ii) gross negligence, willful misconduct, or fraud on the part of the Manager, or (iii) Bankruptcy of the Manager.

ARTICLE VII - FINANCIAL MATTERS

7.1Annual Accounting Period. The Company’s annual accounting period for financial and tax purposes shall be the calendar year.

7.2Deposits. All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company in banks, trust companies, or other depositories selected by the Manager.

7.3Books and Records. The Manager shall cause to be kept complete and accurate books and records with respect to the conduct of the Company’s business. These books and records shall be maintained in accordance with sound accounting practices and shall be available at the Company’s principal office for examination by any Member, or a Member’s duly authorized representatives, during normal business hours.

7.4Financial Records. Within one hundred eighty (180) days after the end of each fiscal year, the Manager shall cause to be prepared the annual financial statements for the Company, including a balance sheet and a profit and loss statement, using generally accepted accounting principles applied in a consistent manner, and all information concerning the Company that is needed for the Company and the Members to timely prepare their local, state, and federal tax returns. Within forty (40) days after the end of each fiscal quarter (March, June, September, and December), the Manager shall cause to be prepared the quarterly financial statements for the Company, including a balance sheet and a profit and loss statement, using generally accepted accounting principles applied in a consistent manner.

7.5Tax Elections; Partnership Representative. For all federal income tax purposes, the Company shall be classified as a partnership subject to Subchapter K of the Code, and the regulations promulgated thereunder, and its profits and losses shall be deemed to be exclusively those of its Members. All tax elections shall be made by the Manager. Unless the Manager designates another person, Nelnet Solar shall serve as the “partnership representative” as such term is defined in Section 6223(a) of the Code and the regulations promulgated thereunder. The “partnership representative” shall reasonably communicate with the Manager before taking any action as the “partnership representative” and, to the extent permitted by law, shall act in the best interests of all Members. This Agreement shall be construed and applied so as to ensure full compliance with the provisions of Subchapter K of the Code and the regulations promulgated thereunder as in effect from time to time.

7.6Tax Returns. The Manager shall, on behalf of and in the name of the Company, prepare, or cause to be prepared, and timely file Company’s federal, state, and local tax returns (including Internal Revenue Service Forms K-1 to be issued to the Members).

ARTICLE VIII - TRANSFERS OF MEMBERSHIP INTERESTS

8.1Restrictions on Transfer. A Member may not Transfer all or any portion of such Member’s Interest in the Company except as explicitly permitted by this Agreement and applicable law, including applicable securities laws (pursuant to registration or exemptions therefrom). Any Transfer in violation of this Agreement shall be null and void and the Company shall not recognize it.

8.2Transfers of Interests of Members. The following Transfers shall not constitute a violation of this Agreement:

(a)A Transfer by a Member to an Affiliate of that Member;

(b)A Transfer by a Member to a lineal descendant, ancestor, or spouse, to a custodianship under the Uniform Transfers to Minors Act for a lineal descendant, ancestor, Member, or spouse, or to a trust for the exclusive benefit of one or more lineal descendants, ancestors, Members, or spouses;

(c)Upon or after the death of a Member, a Transfer from such Member to the personal representative of such Member’s estate or to the nominee of such personal representative;

(d)After the death of a Member, a Transfer from such Member’s estate to a lineal descendant, ancestor, Member, or spouse, to a custodianship under the Uniform Transfers to Minors Act for a lineal descendant, ancestor, Member, or spouse, or to a trust for the exclusive benefit of one or more lineal descendants, ancestors, Members, or spouses; or

(e)A Transfer from a custodianship or trust which is a permitted transferee under subparagraph (a) or (c) above to a beneficiary of such custodianship or trust who is a lineal descendant, ancestor, Member, or spouse at the time of the Transfer or the grantor of such trust.

Before any Transfer permitted under subparagraphs (a) through (e) above shall be effected, the transferee, if not already a party to this Agreement, shall have executed and delivered to the Company the Joinder Agreement attached hereto as Exhibit C, effective upon the transferee’s acquisition of the transferred interest in the Company, and shall have made all representations, warranties, and covenants set forth in Section 3.4 of this Agreement. Upon compliance with the provisions of this Section 8.2, a permitted transferee shall become a Member of the Company.

8.3Manager Consent Required. Except as set forth in Section 8.2 of this Agreement, a Member may not Transfer all or any portion of such Member’s Interest in the Company to another Person except with the prior written consent of Manager; provided, however, that Nelnet Solar may not Transfer all or any portion of its Interest in the Company to a Person other than an Affiliate of Nelnet Solar except with the Consent of the Members. Notwithstanding anything in this Agreement to the contrary, (a) Manager may, at its discretion, require as a condition to the Transfer of an Interest or Economic Interest an opinion of Qualified Counsel addressed to the Members that such Transfer should not have an adverse effect on the tax benefits received or expected to be received by any Member, and (b) no Transfer of an Interest or portion thereof shall effect a release of the transferring Member from any liabilities to the Company or other Members arising from events occurring prior to or in connection with the Transfer.

ARTICLE IX - DISSOLUTION

9.1Dissolution.

(a)The Company shall be dissolved upon the occurrence of any of the following events:
(i)by Super-Majority Approval of Members, provided that such approval includes the approval of a majority of Members (excluding Affiliates of Members to the extent it would result in a group of Affiliated Members receiving more than one vote); or

(ii)pursuant to a court order determining that the Company should be dissolved because it is not reasonably practical to carry on the business of the Company in conformity with this Agreement upon a finding that those in control of the Company are acting in a manner that is illegal, or fraudulent or that the assets of the Company are being misapplied or wasted; or

(iii)in the event of a liquidation, redemption, or sale of Company’s interest in every Holding Company in which Company has an interest, at the discretion of the Manager, following not less than fifteen (15) days prior written notice to the Members.

(b)As soon as possible following the occurrence of any of the events specified in this Section 9.1 effecting the dissolution of the Company and in all events subject to the terms of this Agreement, the appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Nebraska Secretary of State and file the same with the Nebraska Secretary of State’s office.

9.2Winding Up, Liquidation, and Distribution of Assets.

(a)Upon dissolution, an accounting shall be made by the accountant or accounting firm then serving the Company of the accounts of the Company and of the Company’s assets, liabilities, and operations, from the date of the last previous accounting until the date of dissolution. The Manager shall immediately proceed to wind up the affairs of the Company.

(b)If the Company is dissolved and its affairs are to be wound up, the Manager shall:

(i)Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager may determine to distribute any assets to the Members in kind);

(ii)Allocate any Profit or Loss resulting from such sales to the Members’ Capital Accounts in accordance with Article V hereof;

(iii)Discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent or liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company);

(iv)Distribute the remaining assets in the following order:

(1)If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted pursuant to the provisions of Article V of this Agreement to reflect such deemed sale.

(2)The positive balance (if any) of each Member’s Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Manager, with any assets distributed in kind being valued for this purpose at their Gross Asset Value. Thereafter, any remaining cash or property shall be distributed to the Members in proportion to their Percentage Interests.

(c)Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has a deficit balance in his or her Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during that such liquidation occurs), such Member shall have no obligation to make any additional Capital Contribution to the Company to restore the Capital Account to zero dollars ($0.00), and the negative balance of such Member’s Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(d)Upon completion of the winding up, liquidation, and distribution of the assets, the
Company shall be deemed terminated.

(e)The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

9.3Statement of Dissolution. When all debts, liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a statement of dissolution shall be executed in duplicate and verified by the person signing the statement, which statement shall set forth the information required by the LLC Act. Duplicate originals of such statement of dissolution shall be delivered to the Nebraska Secretary of State and all notice requirements under the LLC Act shall be undertaken.

9.4Existence after Dissolution. Upon an occurrence specified in Section 9.1 and the filing of the statement of dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the LLC Act. The Manager shall have authority to distribute any Company property discovered after dissolution, convey real estate, and take such other action as may be necessary on behalf of and in the name of the Company.

9.5Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member or the Manager.

ARTICLE X - INDEMNIFICATION

10.1Indemnification of the Manager. To the fullest extent not prohibited by law, the Company shall indemnify and hold harmless the Manager from and against any and all losses, claims, demands, costs, damages, liabilities (including joint and several liabilities), expenses (including attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Manager may be involved, or threatened to be involved in, as a party or otherwise, by reason of its status as a Manager (other than those by the Company or another Member); provided, however, no such indemnification shall apply unless each of the following requirements have been met: (i) the Manager’s conduct did not constitute a breach of the duty of loyalty set forth in Section 6.10; (ii) the Manager did not knowingly receive a financial benefit to which the Manager is not entitled; (iii) the Manager’s conduct did not constitute an intentional infliction of harm on the Company or a Member; (iv) the Manager’s conduct did not constitute an intentional violation of criminal law; and (v) the Manager did not commit fraud or willful misconduct and was not grossly negligent.

(a)Payment of Expenses. To the fullest extent not prohibited by law, out-of-pocket expenses (including legal fees and expenses but excluding damages owing to third parties) incurred by or on behalf of a Manager in defending any claim, demand, or action (other than those by the Company or another Member) shall be paid by the Company in advance of the final disposition of such proceeding upon the receipt of a written undertaking (which need not be secured) by or on behalf of the Manager to repay such amount if it shall ultimately be determined, by a final, non-appealable judgment by a court of competent jurisdiction, that the Manager is not entitled to be indemnified by the Company as authorized hereunder.

(b)Cumulative With Other Rights. The indemnification provided by this Section shall be in addition to any other rights to which a Manager may be entitled under any agreement with the Company or vote of the Members, as a matter of law or otherwise, both as to action or inaction of the Manager in its capacity as a Manager, and to action or inaction in another capacity, and shall continue as to a Manager who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators, and personal representatives of each Manager.

(c)Source of Indemnity. Any indemnification hereunder shall be satisfied solely out of the assets of the Company and no Member shall be subject to personal liability by reason of these indemnification provisions.

(d)Conflict of Interest. No Manager shall be denied indemnification hereunder, in whole or in part, because the Manager had an interest in the transaction with respect to which the indemnification applies, if the transaction was approved or ratified as provided by the terms of this Agreement.

(e)Successors in Interest. The provisions of this Section are for the benefit of the
Managers and their heirs, successors, assigns, administrators, and personal representatives.

10.2Other Indemnification. The Company may, by Super-Majority Approval of Members, make any other indemnification that is authorized by a resolution adopted by such Members to the extent such indemnification is not prohibited by the Act.

ARTICLE XI - NOTICES

All notices hereunder shall be in writing and may be delivered in person or sent by mail, by facsimile, or by overnight courier service. Except as otherwise set forth herein, notices shall be deemed to have been delivered when actually received, three (3) business days after being sent by first class mail, postage prepaid, when sent by facsimile with transmission confirmed, or the next business day after being sent by overnight courier service, whichever occurs first. Notices shall be sent to the Company at its principal office, to a Member at the address shown for that Member on Exhibit A, and to a Manager at its business address (as given to the Company by the Manager).

ARTICLE XII- SPECIFIC PERFORMANCE AND OTHER EQUITABLE REMEDIES

Each Member acknowledges that a remedy at law for any breach or attempted breach of this Agreement may be inadequate and agrees that the Company and each other Member shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Each Member further hereby waives any requirement for the securing or posting of any bond in connection with the obtaining of such injunctive or other equitable relief. Each Member hereby consents to the issuance of a temporary restraining order and/or temporary or permanent injunction against any breach or attempted breach by such Member, including any attempted Transfer of the Member’s Interest in violation of Article VIII.

ARTICLE XIII - MISCELLANEOUS

13.1Counterparts. This Agreement may be executed in counterparts and as so executed shall constitute one agreement binding on all parties hereto.

13.2No Waiver. The waiver of any breach of any term hereof shall not be construed as a waiver of any subsequent breach of that term.

13.3Binding Nature; No Third Party Beneficiaries. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their personal representatives, successors, and permitted assigns. The parties hereto do not intend this Agreement to be for the benefit of any other Persons who are not a party to this Agreement, including any creditors of the Company or of a Member.

13.4Amendment. This Agreement and the Certificate of Organization may only be amended in writing by the Manager with the Consent of the Members. Upon such amendment, each Member shall be deemed to have accepted the amended terms. No amendment shall be implied based on the conduct of the parties hereto.

13.5Governing Law and Venue; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Nebraska, without giving effect to principles of conflict of laws that would apply the laws of another jurisdiction. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.6Entire Understanding; Severability; Superseding Agreement. This Agreement contains the entire understanding of the parties hereto regarding the subject matter hereof. It supersedes and cancels all prior agreements and understandings with regard to the subject matter hereof. Each provision of this Agreement shall be considered severable and if any provision is determined to be invalid and contrary to law for any reason, such invalidity shall not impair the operation of or affect the other provisions of this Agreement that are valid. In the event of any inconsistency between this Agreement and that certain management agreement between Manager and the Company, this Agreement shall, to the fullest extent permitted by law, govern.

13.7Interpretation. In this Agreement, except where the context otherwise requires, the singular includes the plural and the plural the singular; references to contracts or agreements are to be construed as including all duly approved amendments, modifications, or revisions thereto; references to statutes are to be construed as including all statutory provisions consolidating, amending, or replacing the statute referred to; references to sections, paragraphs, and subsections are to sections, paragraphs, and subsections of this Agreement unless otherwise indicated; and the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be executed effective as of the date first set forth above.

Nelnet Solar, LLC
a Nebraska limited liability company, Member

By: _____________________________________
Scott Gubbels, Vice President

1867 Capital-1, LLC
a Nebraska limited liability company, Manager

By: _____________________________________
Scott Gubbels, Vice President

THE INTERESTS ISSUED BY COMPANY HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY IN THIS AGREEMENT AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

EXHIBIT A

SCHEDULE OF MEMBERS, CAPITAL COMMITMENTS, AND PERCENTAGE INTERESTS

Member Name and Address	Capital Commitment	Approx. Membership Interest*	Approx. Percentage Interest*

Total		100%	100%

* Percentage Interests are rounded in this table for presentation purposes only and do not reflect the precise percentages applied in calculating Members’ capital calls, allocations, and distributions.

EXHIBIT B

MANAGEMENT & PERFORMANCE FEE MODEL

Management Fee
Members’ Projected Capital Contributions, net of Mgmt. Fee
Management Fee %
Management Fee Due Upon Funding
Members’ Projected Aggregate Capital Contributions

Performance Fee
Members’ Projected Capital Contributions, net of Mgmt. Fee
Performance Fee %
Performance Fee Due Upon Liquidation

EXHIBIT C

JOINDER TO LIMITED LIABILITY COMPANY AGREEMENT

The undersigned is executing and delivering this Joinder, effective as of ______________, to the Limited Liability Company Agreement of __________________, a Nebraska limited liability company (“Company”), dated as of __________________ (as amended from time to time in accordance with its terms, the “LLC Agreement”), by and among the Company and the Company’s members named therein from time to time. Capitalized terms used but not defined herein have the meaning ascribed to them in the LLC Agreement.

By executing and delivering to the Company this Joinder, the undersigned hereby agrees to become a party to, to be bound by, and to comply in full with the provisions of the LLC Agreement, in the same manner as if the undersigned were an original signatory to the LLC Agreement. The undersigned acknowledges and agrees that the undersigned is delivering this Joinder in connection with a capital contribution to the Company of $_______________________, in exchange for a _________ Percentage Interest in the Company. The Company shall amend Exhibit A to the LLC Agreement to reflect the admission of the undersigned as a Member. This Joinder shall be binding upon any assignee, transferee, heir, or assign of the Member. This Joinder may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same document. This Joinder may be executed and delivered by electronic means, including by delivery of a .PDF signature. By signing this Joinder, Manager hereby approves admission of the undersigned as a new Member of the Company.

MEMBER:________________________________

By: ______________________________________
Title: _____________________________________

1867 Capital-1, LLC
Company Manager

By: ______________________________________
Title: _____________________________________

EXHIBIT D

INVESTMENT CRITERIA